Exhibit 10-fff

AT&T Mobility 2005 Cash Deferral Plan

Effective :  January 1, 2005

Article 1 – History; Statement of Purpose

In 2001, Cingular Wireless adopted the Cingular Wireless Cash Deferral Plan (the “Prior Plan”).  Following the enactment of the American Jobs Creation Act of 2004, Cingular Wireless froze the Prior Plan, effective December 31, 2004.  Following that date, no additional deferrals were permitted under the Prior Plan.  Participant accounts in the Prior Plan as of December 31, 2004 continue to be credited with interest pursuant to Section 4.3 of the Prior Plan and remain subject to all provisions of the Prior Plan and elections made by Participants under such Prior Plan.

Cingular Wireless (now AT&T Mobility) created a new plan to govern and hold cash deferrals, company match contributions, company contributions (and associated earnings) made by or for Eligible Employees on or after January 1, 2005.  The new plan, entitled the AT&T Mobility 2005 Cash Deferral Plan (the “Plan”), is effective January 1, 2005 and its terms are set forth herein in this document.  The Plan is intended to comply with the provisions of 409A of the Code and the applicable guidance thereunder.

No Participant Contributions or Matching Contributions with respect to Base Salary, Bonus Awards or Long-Term Incentive Awards shall be made to or permitted under the Plan after 2008.  Participant Contribution Accounts as of December 31, 2008 shall continue to be credited with interest pursuant to Section 4.3 and shall remain subject to the provisions of the Plan, as it may be amended from time to time.

The purpose of the Plan is to provide a select group of management employees of AT&T Mobility LLC (“AMLLC”) and affiliate companies that participate in the Plan with an opportunity (i) to defer the receipt and income taxation of a portion of such individual’s compensation; and (ii) to receive an investment return on those deferred amounts.

Article 2 - Definitions

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context indicates otherwise:

Administrator.  The Board or Committee, if such Committee is appointed, as determined by the Board.  The Board/Committee may delegate administrative authority to the Chief Executive Officer, the senior Human Resources division officer or another individual.  Provided, however, effective on and after January 18, 2007, the Administrator shall be the Senior Executive Vice President – Human Resources of AT&T Inc. or his delegate(s).  The Administrator may select an outside third party as the recordkeeper of the Plan.

Affiliate.  Any corporation, partnership, venture or other entity in which AT&T Mobility or AMLLC holds, directly or indirectly, a 10% or greater ownership interest.  The Administrator may, in its sole discretion, designate any other corporation, partnership, venture or other entity an Affiliate for the purpose of allowing it to participate in the Plan.

AMLLC.  AT&T Mobility LLC, a Delaware limited liability company, of which AT&T Mobility is the manager.

AT&T Mobility. AT&T Mobility Corporation.

Base Salary.  The annual base salary, as determined by the Administrator, paid by an Employer, before reduction due to any contribution pursuant to this Plan or reduction pursuant to any deferral plan of an Employer, including but not limited to a plan that includes a qualified cash or deferred arrangement under Section 401(k) of the Code.

Base Salary does not include zone allowances or any other geographical differential and shall not include payments made in lieu of unused vacation or other paid days off, and such payments shall not be deemed to be contributed to this Plan.

Board.  The Board of Directors of AT&T Mobility.

Bonus Award.  An incentive award based on an assessment of performance, payable by the Employer to a Participant with respect to the Participant’s services during a given fiscal year of the Employer.  For purposes of the Plan, “Bonus Award” shall not include incentive awards which relate to a period exceeding one (1) fiscal year.

Code.  The Internal Revenue Code of 1986, as amended.

Committee.  The Compensation Committee of the Board of Directors of AT&T Mobility, if such committee is appointed, or other committee with responsibility for oversight of the compensation and benefit programs.

Contribution Account. The accounting entry as to each Participant showing the amount of such Participant’s Contributions, interest credits and Matching Contributions credited to such account.

Eligible Employee.  An Employee who:

(a) is a full time, salaried Employee who is on active duty or Leave of Absence,

(b) is, as determined by the Administrator, a member of the Employer's "select group of management or highly compensated employees" such that the Plan will qualify for treatment as a “Top Hat” plan within the meaning of ERISA,

(c) has an employment status which has been approved by the Administrator to be eligible to participate in this Plan and

(d) has been notified in writing by the Administrator that he is eligible to participate in the Plan.

Notwithstanding the foregoing, the Administrator may, from time to time, exclude any Employee or group of Employees from being deemed an "Eligible Employee" under this Plan.

In the event a court or other governmental authority determines that an individual was improperly excluded from the class of persons who would be considered Eligible Employees during a particular time for any reason, that individual shall not be an Eligible Employee for purposes of the Plan for the period of time prior to such determination.

           Employee.  Any person classified as an “employee” according to the payroll and personnel records of an Employer, excluding persons hired for a fixed maximum term and excluding persons who are neither citizens nor permanent residents of the United States, all as determined by the Administrator. Individuals classified as leased employees or independent contractors according to an Employer’s payroll and personnel records shall not be eligible to participate.  For purposes of this Plan, a person on Leave of Absence who otherwise would be an Employee shall be deemed to be an Employee.

Employer.  AMLLC or any Affiliates that adopt the Plan with the consent of the Chief Executive Officer.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

Executive.  An Employee who is in a position that is eligible to participate in the Employer’s Executive Compensation Programs as determined by the Administrator.

Leave of Absence.  Where a person is absent from employment with an Employer on a formally granted leave of absence (i.e., the absence is with formal permission in order to prevent a break in the continuity of term of employment, which permission is granted (and not revoked) in conformity with the rules of the Employer which employs the individual, as adopted from time to time).  For purposes of this Plan, a Leave of Absence shall be deemed to also include a transfer of an individual to an entity that is not an Affiliate by an Employer for a rotational work assignment.

Long-Term Incentive Award. An incentive award, based on an assessment of performance over a period greater than one (1) year, payable by the Employer to a Participant.

Matching Contributions.  The contributions credited to a Participant’s Contribution Account pursuant to Section 4.4.

Participant.  An Eligible Employee or former Eligible Employee who participates in the Plan.

Participant Contributions.  The amounts Eligible Employees are deemed to contribute, by deferring amounts otherwise payable to them, pursuant to Sections 4 of the Plan.

Plan.  AT&T Mobility 2005 Cash Deferral Plan.

Retirement or Retire.  The Termination of Employment for reasons other than death, on or after the date on which the Employee is first eligible, upon terminating employment, for retiree health coverage in accordance with the terms of the Employer’s health plan.

Specified Employee.  A Participant who is a “specified employee,” within the meaning of Section 409A(2)(B)(i) of the Code, as determined under the AT&T Inc. compensation guidelines and provisions.

Termination of Employment. References herein to “Termination of Employment,” "Terminate Employment" or a similar reference, shall mean the event where the Employee ceases to be an Employee of any Employer.

Article 3 - Administration of the Plan

3.1	The Administrator.

The Administrator will administer the Plan, interpret, construe and apply its provisions in accordance with its terms.  The Administrator may further establish, adopt or revise such rules and regulations as such person may deem necessary or advisable for the administration of the Plan.   References to determinations or other actions by the Administrator, herein, shall mean actions authorized by such person or his respective successors or duly authorized delegates, in each case in the discretion of such person.  All decisions by the Administrator shall be final and binding.

3.2	Claims Procedure.

If a request for benefits by a Participant or beneficiary is wholly or partially denied, the Administrator will provide such claimant written notice setting forth the denial.  A review procedure is available upon written request by the claimant to the Administrator within 90 days after the date of the Administrator’s written notice of the denial of the claim, and includes the right to examine pertinent documents and submit issues and comments in writing to the Administrator.  The decision on review will be made within 90 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 90 days, and shall be in writing.  If a decision on review is not made within such period, the Participant’s claims shall be deemed denied.

3.3	Decisions Binding.

The Administrator shall have the sole and exclusive discretion to administer, construe and interpret the Plan and make all determinations hereunder, including any determinations on review of a denied claim.  All determinations and decisions of the Administrator, including but not limited to factual determinations and questions of construction and interpretation, shall be final, conclusive and binding on all parties and shall be subject to the fullest discretion afforded by law.

Article 4 - Contributions

4.1	Employee Election to Make Contributions.

(a)
Each year, an Eligible Employee may make an election to make Participant Contributions with respect to Base Salary paid during the immediately following calendar year.  No elections with respect to Base Salary shall be permitted after 2007.  As permitted by the Administrator, an Eligible Employee may also make an election to make Participant Contributions with respect to Bonus Awards; provided, however, the election with respect to such awards must be made by the Participant prior to the year preceding the year in which such awards are regularly scheduled to be paid.  No elections with respect to Bonus Awards shall be permitted after 2006.  The enrollment period for making such elections shall be established by the Administrator.  Any such election is irrevocable.

(b)
An Eligible Employee may elect to contribute from 6% to 30% (in whole percentage increments) of Base Salary and Bonus Awards (in either one or separate elections as determined by the Administrator), as the same may change from time to time, and such Participant Contributions shall be credited to his/her Contribution Account.

(c)
An Eligible Employee who is an Executive may elect to contribute up to an additional 20% (in whole percentage increments) of Base Salary and/or up to an additional 45% of Bonus Awards, as the same may change from time to time, and such Participant Contributions shall be credited to his/her Contribution Account.

(d)
An Eligible Employee who is an Executive may elect to contribute up to 75% (in whole percentage increments) of any Long-Term Incentive Award paid by AT&T Mobility, as the same may change from time to time, and such Participant Contributions shall be credited to his/her Contribution Account.  Elections with respect to Long-Term Incentive Awards must be made by the Participant prior to the year preceding the year in which such Award is regularly scheduled to be paid.  No elections under this subsection (d) shall be permitted after 2006.

4.2	Duration and Crediting of Participant Contributions.

(a)
Participant Contributions (as well as any corresponding Matching Contributions) shall be made solely pursuant to a proper election and only during the Participant’s lifetime and while the Participant remains an Eligible Employee (if the Participant ceases to be an Eligible Employee, his or her election to make Employee Contributions shall be cancelled); provided, however, Termination of Employment of an Eligible Employee shall not constitute loss of eligibility solely with respect to contribution of  Base Salary or Bonus Awards earned prior to termination but paid within 60 days thereafter or with respect to a Bonus or Long-Term Incentive Award paid after Retirement (and such person shall be deemed an Eligible Employee for such contributions).

(b)
Participant Contributions shall be credited to a Contribution Account when the compensation would have otherwise actually been paid were it not for an election under this Plan. A contribution from any eligible payment that is delayed for any reason shall be credited when the delayed payment is made.

   4.3   Crediting of Interest.

Interest is to be credited to the Participant’s Contribution Account pursuant to the provisions of this Section 4.3 and the procedures adopted by the Administrator for crediting interest.    The annual interest rate for each calendar year shall be a reasonable rate of interest as determined by the Vice President and Treasurer with the concurrence of the Chief Financial Officer.  However, in no event will the interest rate for any calendar year be less than the Moody’s Corporate Bond Yield Average as published by Moody’s Investor Services, Inc. (or any successor thereto) for the month ending two months prior to the month in which Eligible Employees make their annual deferral elections under the Plan.  Effective January 1, 2009, the interest rate shall equal the Moody’s Long-Term Corporate Bond Yield Average for the month of September preceding the calendar year during which the interest rate will apply or such other interest rate determined by the Administrator.

      4.4     Matching Contributions.

When an Eligible Employee makes a Participant Contribution, his/her Contribution Account shall be credited with an amount found by multiplying the matching contribution rate provided in the Cingular Wireless 401(k) plan, including any special transition rates, by:

(a)	6% (or such other percentage as approved by the Committee) of the Participant Contributions; plus,

(b)	6% of any eligible compensation, excluding the Participant Contribution, that is in excess of the Code Section 401(a)(17) limits.

Compensation paid in the form of a Long-Term Incentive Award is not eligible for Matching Contributions.

4.5	Freeze of Plan.

No Participant Contributions or Matching Contributions with respect to Base Salary, Bonus Awards or Long-Term Incentive Awards shall be made to or permitted under the Plan after 2008.  Participant Contribution Accounts as of December 31, 2008 shall continue to be credited with interest pursuant to Section 4.3 and shall remain subject to the provisions of the Plan, as it may be amended from time to time.

Article 5  - RESERVED–

Article 6 - Distributions

6.1           Employee Elections.

Eligible Employees shall designate the time for a distribution and form of payment from their Participant Contribution Accounts at the same time contribution elections are made in Article 4.  Eligible Employees may elect to receive a distribution: (a) following Termination of Employment or (b) prior to Termination of Employment.

(a) Employee Elections to Receive Distributions from Participant Accounts Following Termination of Employment.

Participants may elect, during the applicable enrollment period under Article 4, to receive a distribution from their account following their Termination of Employment.  Participants, who are eligible for Retirement at the time of their Termination of Employment, may elect, during the applicable enrollment period under Article 4, to receive their distributions in 1 to 10 payments beginning in March of the year following Termination of Employment.

Participants, who are not eligible for Retirement at the time of Termination of Employment, may elect, during the applicable enrollment period under Article 4, to receive their distributions in 1 to 3 payments beginning in March of the year following Termination of Employment.

If Participants do not have a valid election on file, distributions will be made in a single lump sum payment.

(b)           Employee Elections to Receive Distributions from Participant Contribution Accounts Prior to Termination of Employment.

In lieu of an election to receive a distribution at Termination of Employment, Eligible Employees may elect, during the applicable enrollment period under Article 4, to receive a distribution from their Contribution Accounts prior to Termination of Employment.  Such election must be made during the applicable enrollment period determined by Article 4.  Eligible Employees may elect to receive an “in-service” distribution according to the following guidelines:

Participants may elect to receive an in-service distribution in any year of an 8 year period beginning in the third year following the year of the deferrals.  For example, for deferrals in 2005, in-service distributions can be elected in 2008 through 2015.

All in-service distributions will be paid in March of the year of the requested distribution.  The total value, consisting of Participant and Company Match Contributions plus accrued interest as of March 1 (the Valuation Date) related to the specific deferral, will be paid in a single payment.

Notwithstanding any of the provisions of this paragraph 6.2, if a Participant incurs a Termination of Employment in a year prior to the year of a scheduled in-service distribution, the value of the Employee’s Contribution Account will be distributed in accordance with the guidelines for a distribution at Termination of Employment.

6.2            Distributions from Participant Accounts.

        (a) Notwithstanding any elections made by a Participant, but subject to the provisions of (b) through (e) below and the last paragraph of Section 6.1(b) of the Plan, a Participant’s account shall be distributed following the first to occur of the following events (and no sooner):

(i)           The Participant’s Termination of Employment;
(ii)           The date of the Participant’s death; or
(iii)           The date specified in an election made pursuant to Section 6.1(b).

(b) All distributions will be based on the value of the Employee’s Contribution Account as of March 1 of the year of the distribution.  Generally, Participants shall receive distribution payments within 30 workdays following the applicable March 1.

(c) Multi-year distributions will be based on the Value of the Employee’s Contribution Account as of March 1 of each year.  Distributions are to be equal to the Participant’s Contribution Account balance divided by the number of remaining distributions.

(d) Notwithstanding the provisions of (a) or (b) above or any provision in the Plan, if the Value of the Employee’s Contribution Account is (1) less than $50,000 as of March 1 of the year of the initial distribution payment, the number of multi-year payments can not exceed three, or (2) less than $10,000 of the year of the initial distribution, the total Contribution Account balance will be paid in a single payment.

(e) All distributions are subject to Section 6.6 of the Plan.

6.3           Revoked or Amended Elections.

A Participant, who has previously elected to receive a distribution prior to Termination of Employment pursuant to Section 6.1(b), may revoke such election during the time period specified by the Administrator.  Generally, the period for revoking such elections will be a period that occurs prior to the year preceding the year of the distribution.  If an election to receive a distribution prior to Termination of Employment is revoked, the value of the distribution will remain in the Employee’s Contribution Account and will be distributed following the later of (i) Termination of Employment or (ii) the date which is five (5) years from the date such payment would have been made had such election not been revoked by the Participant, and no further changes may be elected at any time.

A Participant, who has elected to receive a distribution at Termination of Employment pursuant to Section 6.1(a), may amend that election to increase the number of distribution payments to be received following a Termination of Employment. Provided, however, the first distribution shall not occur until the date which is five (5) years from the date such distributions would have commenced had such election not been changed by the Participant.  To be valid, a revised election must be submitted during the time period established by the Administrator which shall occur prior to the year preceding the year the distribution was originally scheduled to occur.  No election to decrease the number of payments or accelerate the time for payments will be permitted by a Participant under any circumstances.

6.4           Designation of Beneficiary; Distributions at Death.

Each Participant may designate a beneficiary or beneficiaries (who may be named contingently or successively) who, upon the Participant’s death, will receive the amounts that otherwise would have been paid to the Participant under the Plan.  All designations shall be signed by the Participant, and shall be in such form as prescribed by the Administrator.  Each designation shall be effective as of the date received from the Participant.

Participants may change their designations of beneficiary on a form prescribed by the Administrator.  The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered by the Participant to the Administrator or a designated third party.

In the event that all the beneficiaries named by a Participant pursuant to this Section 6.4 predecease the Participant, the deferred amounts that would have been paid to the Participant or the Participant’s beneficiaries shall be paid to the Participant’s estate.

In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant’s beneficiaries under the Plan shall be paid to the Participant’s estate.

In the event of death, payments shall commence beginning in March of the year following the date of the Participant’s death.  The Participant’s Contribution Account will be paid in 1 to 10 payments, as specified by the Participant on the Beneficiary Designation Form, subject to the rules contained in Section 6.2(b), (c) or (d).  If no Beneficiary Designation Form is on file, payments will be made in a single lump sum payment.

6.5	Distribution Process.

As to a Participant’s  deferrals of cash compensation, the payment of which would have been deductible by an Employer under Section 162(m) of the Code, regardless of the size of the cash compensation, shall be deemed to be distributed first.

6.6           Payments to Specified Employees Following Termination of Employment

Notwithstanding any provision of this Plan to the contrary, effective on or after December 29, 2006, payments to Participants following a Termination of Employment who are Specified Employees as of their Termination of Employment shall not be made before the date which is 6 months after the Participant’s Termination of Employment (or, if earlier, the date of the Participant’s death).

Article 7 - Discontinuation, Termination, Amendment.

AMLLC hereby reserves the right to amend, modify or terminate the Plan at any time by action of the Board of Directors.  Notwithstanding the foregoing, the Senior Vice President of Human Resources may make ministerial amendments to the plan to conform the plan to the intent of the Administrator.

The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.  Accordingly, the Board may terminate the Plan and commence termination payout for all or certain Participants, or remove certain employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.  If payout is commenced pursuant to the operation of this Article 7, the payment of such amounts shall be made in a lump sum regardless of the manner selected by each Participant under Article 6 herein as applicable.

Article 8 - Miscellaneous

8.1	Tax Withholding.

Upon distribution the Administrator shall withhold amounts required to satisfy the  Federal, state, and local taxes required by law to be withheld as a result of such distribution.

8.2           Elections and Notices.

Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind shall be made on forms prepared by the Administrator or made in such other manner as permitted or required by the Administrator, including through electronic means, over the Internet or otherwise.  An election shall be deemed made when received by the Administrator, which may waive any defects in form.  Unless made irrevocable by the electing person, each election with regard to making Participant contributions or distributions shall become irrevocable at the close of business on the last day to make such election. The Administrator may limit the time an election may be made in advance of any deadline.

Any notice or filing required or permitted to be given to AMLLC under the Plan shall be delivered to the principal office of AMLLC, directed to the attention of the Senior Executive Vice President-Human Resources of AMLLC or his or her successor.  Such notice shall be deemed given on the date of delivery.

Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant's work or home address as shown on the records of AMLLC or, at the option of the Administrator, to the Participant's e-mail address as shown on the records of AMLLC.   It is the Participant's responsibility to ensure that the Participant's addresses are kept up to date on the records of AMLLC. In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants’ work locations.

8.3           Rights of Participants; Unsecured General Creditor.

The Plan shall create a contractual obligation on the part of AMLLC to make payments from the Participant’s accounts when due.  Payment of account balances shall be made out of the general funds of the AMLLC.
Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of any Employer.  No assets of any Employer shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of any Employer under this Plan.  Any and all of each Employer's assets shall be, and remain, the general, unpledged, unrestricted assets of such Employer.  The only obligation of an Employer under the Plan shall be merely that of an unfunded and unsecured promise of AMLLC to distribute amounts deferred and interest theron under the Plan.

AMLLC may establish one or more trusts, with such trustee(s) as the Administrator may approve, for the purpose of providing for the payment of deferred amounts.  Any such trust created by the AMLLC will conform to the terms of the model trust approved by the Internal Revenue Service pursuant to Revenue Procedure 92-64, or any amendment thereof or successor to the claims of the AMLLC’s general creditors.  To the extent any deferred amounts under the Plan are actually paid from any trust, the AMLLC shall have no further obligation with respect thereto, but to the extent not so paid, such deferred amounts shall remain the obligation of, and shall be paid by, AMLLC.

8.4           Offset.

The Administrator may offset against the Contribution Account otherwise distributable to a Participant, any amounts due an Employer by a Participant, including but not limited to overpayments under any compensation or benefit plans.

8.5           Non-Assignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt  of such amounts under the Plan, if any, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the Participant’s Contribution Account, prior to actual distribution, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

8.6           Employment Not Guaranteed.

Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any employee any right to be retained in the employ of an Employer.

8.7           Errors.

At any time the Administrator may correct any error made under the Plan without prejudice to AMLLC, AT&T Mobility or any Affiliates.  Such corrections may include, among other things, refunding contributions to a Participant with respect to any period he or she made Participant Contributions while not an Eligible Employee, or canceling the enrollment of a non-Eligible Employee.

8.8	Captions.

The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

8.9           Governing Law.

To the extent not preempted by ERISA, this Plan shall be governed by and construed in accordance with the substantive laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer constructive or interpretation of this Plan to provisions of the substantive law of any jurisdiction other than the State of Texas. Any action seeking to enforce the rights of an employee, former employee or person who holds such rights through, from or on behalf of such employee or former employee under this Plan may be brought only in a Federal or state court located in Bexar County, Texas.

8.10           Validity.

In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

8.11           Successors and Assigns.

This Plan shall be binding upon AMLLC and Affiliates that have adopted the Plan, and their successors and assigns.